Exhibit 99.1

Array BioPharma Announces Decision To Discontinue MILO Study In Ovarian Cancer

BOULDER, Colo., April 1, 2016 /PRNewswire/ -- Array BioPharma Inc. (Nasdaq: ARRY) announced today its decision to discontinue the MILO study, a Phase 3 trial of binimetinib for the treatment of patients with low-grade serous ovarian cancer. The decision to stop the study was made after a planned interim analysis showed that the Hazard Ratio for Progression Free Survival (PFS) crossed the predefined futility boundary. Top-line results from the study had been expected in 2017.

Array will work with investigators to appropriately conclude the MILO study in a manner consistent with the best interest of each patient, while more detailed results will be shared with the scientific community in the future. All other ongoing studies of binimetinib, including the Phase 3 COLUMBUS (BRAF-mutant melanoma) and NEMO (NRAS-mutant melanoma) trials, are unaffected.

Victor Sandor, M.D., Chief Medical Officer of Array, said: "While we are disappointed by this outcome, the findings from MILO have no impact on the other studies of binimetinib, including the NEMO trial, which has already met its primary endpoint, and the COLUMBUS trial, which is designed to test a highly precedented combination of mechanisms in patients with BRAF-mutant melanoma."

About MILO
The MILO trial, (NCT01849874), is an international, randomized Phase 3 study of binimetinib or a chemotherapy chosen by a physician (liposomal doxorubicin, paclitaxel or topotecan) in patients with recurrent or persistent low-grade serous ovarian cancer. The primary endpoint of the study is PFS and secondary endpoints include overall survival, overall response rate, duration of response, disease control rate, safety and quality of life.

About Binimetinib
MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway. Research has shown this pathway regulates several key cellular activities including proliferation, differentiation, migration, survival and angiogenesis. Inappropriate activation of proteins in this pathway has been shown to occur in many cancers, including non-small cell lung cancer, melanoma, and colorectal cancer. Binimetinib is a small molecule MEK inhibitor which targets key enzymes in this pathway. Binimetinib is in late-stage development, with a primary Phase 3 program (COLUMBUS) in BRAF-mutant melanoma in combination with BRAF inhibitor, encorafenib. Binimetinib is also being investigated in a Phase 3 study (NEMO) in patients with NRAS-mutant melanoma.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Five registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future development plans of binimetinib and the timing of the announcement of further results of clinical trials for binimetinib; expectations that events will occur that will result in greater value for Array; and the potential for the results of current and further clinical trials to support regulatory approval or the marketing success of binimetinib. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the determination by the FDA that results from clinical trials are not sufficient to support registration or marketing approval of binimetinib; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of April 1, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

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